Exhibit 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. Unless otherwise noted, all subsidiaries are 100% owned (directly or indirectly) by Consolidated Communications Holdings, Inc.

Name	State of Incorporation
Consolidated Communications, Inc.	Illinois
Consolidated Communications of Texas Company	Texas
Consolidated Communications of Fort Bend Company	Texas
Consolidated Communications Services Company	Texas
Consolidated Communications Enterprise Services, Inc.	Delaware
Consolidated Communications of Pennsylvania Company, LLC	Delaware
East Texas Fiberline Incorporated (63% ownership)	Texas
Illinois Consolidated Telephone Company	Illinois
SureWest Telephone	California
SureWest TeleVideo	California
SureWest Fiber Ventures, LLC	Delaware
SureWest Kansas, Inc.	Delaware
Enventis Corporation	Minnesota
Mankato Citizens Telephone Company	Minnesota
Mid-Communications, Inc.	Minnesota
Cable Network, Inc.	Minnesota
National Independent Billing, Inc.	Minnesota
Crystal Communications, Inc.	Minnesota
Enventis Telecom, Inc.	Minnesota
Heartland Telecommunications Company of Iowa	Minnesota
IdeaOne Telecom, Inc.	Minnesota
Enterprise Integration Services, Inc.	Minnesota